PricewaterhouseCoopers, LLP
214 Tryon Street, Suite 3600
Charlotte, NC 28202

October 23, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Net Perceptions, Inc. (copy attached), which were filed on October 17, 2006 with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Net Perceptions, Inc. dated October 11, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP